Exhibit 1.5

Pivotal Hosts Webcast on CRM for
Manufacturers Featuring Leading Analyst

Web Event Topic: ‘Leading Analyst Shares CRM Strategies for Manufacturers’

FOR IMMEDIATE RELEASE

Vancouver, BC – October 5, 2005 - Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider for mid-sized enterprises and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA) today announced that it will host: ‘Leading Analyst Shares CRM Strategies for Manufacturers’ — a Web event featuring Gartner research director and manufacturing industry analyst, Dale Hagemeyer on Thursday, October 13, 2005 at 1:00 pm EST (10:00 am PST).

Manufacturers are now embracing a customer-centric view and turning their attention to Customer Relationship Management (CRM) strategies. Across the value chain, from supply chain to quoting to sales, manufacturers are moving from a focus on cost-cutting and driving operation efficiencies to business process optimization using CRM as the enabler for revenue and margin growth.

This Web event will explore how forward-thinking manufacturers are using flexible CRM tailored to the specific needs and sales models of manufacturers to drive profitability. Join Pivotal and featured speaker Gartner research director Dale Hagemeyer to:

•	Gain insight into the specific CRM requirements best suited to manufacturers

•	Understand how CRM can help integrate and optimize customer-facing business processes

•	Learn the key CRM for manufacturing evaluation criteria and how to select technology wisely

Web Event Details:

DATE: Thursday, October 13, 2005
TIME: 1:00 p.m. EST (10:00 a.m. PST)
REGISTER: http://pivotal-marketing.com/mk/get/101305_MF_GARTNER_WB?MP=PR_1

About Pivotal

Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 2,000 employees with operations in 17 countries.

About CDC Software

CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide.

For more information about CDC Corporation and CDC Software, please visit the website www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal software and services to be tailored specifically to the needs and sales models of manufacturers and drive profitability. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the ability of staff to utilize the information generated with Pivotal CRM. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.